UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  October 21, 2008

Chase Packaging Corporation

(Exact name of registrant as specified in its charter)

Texas	0-21609	93-1216127
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

636 River Road
Fair Haven, NJ		07704
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (732) 741-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Indemnification Agreements

On October 21, 2008, Chase Packaging Corporation (“Chase” or the “Company”) entered  into indemnification agreements (the “Indemnification Agreements”) with all of its directors: William J. Barrett, Edward L. Flynn, Herbert M. Gardner, and Allen T. McInnes; and also with the Company’s Chief Financial Officer, Ann C.W. Green.  Under each Indemnification Agreement, in exchange for service to the Company and its affiliates by each director and officer, the Company has agreed to indemnify each director and officer who is involved in any threatened, pending, or completed investigation, claim, action, suit, or proceeding, whether civil, criminal, administrative, or investigative, initiated against the director or officer as a result of his or her service to the Company against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with the action.  Messrs. Barrett, Flynn, Gardner, and McInnes, and Ms. Green all had previous indemnification agreements dated August 23, 2007, that have been replaced by these new Indemnification Agreements. A form of the Indemnification Agreement is being furnished as Exhibit 10.1 to this Current Report on Form 8-K.

Item 1.02  Termination of a Material Definitive Agreement.

Indemnification Agreements

See Item 1.01 “Entry into a Material Definitive Agreement – Indemnification Agreements” regarding the fact that Messrs. Barrett, Flynn, Gardner, and McInnes, and Ms. Green had indemnification agreements dated August 23, 2007, all of which were replaced on October 21, 2008, by a new Indemnification Agreement.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits.

	10.1	Form of Chase Packaging Corporation Director and Officer Indemnification Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHASE PACKAGING CORPORATION

Date: October 22, 2008	By:	Allen T. McInnes
Allen T. McInnes,
President and CEO

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Chase Packaging Corporation Director and Officer Indemnification Agreement.